Exhibit 99.01

Press Release
www.shire.com

Shire Announces Results of the Tender Offer for Movetis
NV and Commencement of Squeeze-Out Tender Period

Dublin, Ireland – September 30, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that shareholders of Movetis NV have tendered 99.18% of the shares of Movetis (Euronext Brussels: MOVE) during the initial acceptance period of the tender offer which closed on September 27, 2010. The shares tendered into the tender offer are expected to be settled on October 12, 2010.

In addition, warrant holders of Movetis have agreed to tender 727,911 new shares to be issued on the settlement date following the conditional exercise of warrants.

Accordingly, Shire Holdings Luxembourg S.à r.l. (a subsidiary of Shire plc) will own 99.21% of the outstanding shares of Movetis on the settlement date of the tender offer.

Squeeze Out Procedure

Shire has decided to proceed with a squeeze-out of those shares not tendered to the offer in accordance with applicable Belgian legislation.  In this regard, an additional  tender offer period will open, on the same terms, on October 12, 2010 and close on November 2, 2010 at 4 pm CET.

Shares tendered into the additional tender offer are expected to be settled on November 8, 2010. Shares and warrants not tendered to the additional tender offer shall be deemed transferred to Shire Holdings Luxembourg S.à r.l. by operation of law on November 8, 2010. Payment of the offer price for shares and warrants not tendered to the additional tender offer will be deposited with the Deposito-en Consignatiekas/Caisse des Dépôts et Consignations in Belgium.

At the close of the reopened tender offer, the shares in Movetis will be delisted from Euronext Brussels.  The last trading day will therefore be November 2, 2010.

Shire’s offer is €19 in cash for each outstanding Movetis share.

The prospectus relating to the tender offer and the squeeze-out is available at no cost at the counters of the Receiving and Paying Agents in Belgium The Royal Bank of Scotland N.V. or by phone (+3120/4643707), KBC Securities NV, KBC Bank NV, CBC Banque SA or by phone 03/283 29 70 (KBC telecenter) or 0800/92 020 (CBC Banque).  An electronic version of the prospectus is available on the following websites: www.kbcsecurities.be, www.kbc.be, www.cbcbanque.be and www.shire.com.

Important Notice

With the exception of the CBFA, no governmental or other authority in any other jurisdiction has approved the prospectus, the tender offer or the squeeze-out.  The tender offer is made only in Belgium.  Neither this announcement nor the prospectus constitutes an offer to buy or to sell, or a solicitation to any person in any jurisdiction to buy or sell, any security where such an offering or solicitation is not permitted or is unlawful.  No action has or will be taken outside Belgium to enable a public offer in any jurisdiction where action would be required for that purpose.  Neither the prospectus, nor the acceptance forms or exercise form, or other information relevant to the tender offer in Belgium may be supplied to the public in any jurisdiction outside Belgium where a registration or other obligation may be required with regard to a public offer to buy or sell securities.  Any failure to comply with these restrictions may constitute a violation of applicable financial laws and regulations in other jurisdictions.  Shire explicitly declines any liability for breach of these restrictions by any person.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX